Exhibit 23.1

W. T. Uniack & Co., CPAs P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

As independent auditors of Silver Falcon Mining, Inc., we hereby consent to the inclusion of our audit report dated April 8, 2013 with respect to our audits of the financial statements of Silver Falcon Mining, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, in the Form S-8 Registration Statement of Silver Falcon Mining, Inc. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co., CPAs P.C.

Alpharetta, Georgia

July 1, 2013